EXHIBIT 23







                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 and related Prospectus pertaining to the American Express Directors' Stock Plan of American Express Company (the "Company"), for the registration of 30,000 shares of its common stock, of our report dated February 3, 2000, with respect to the consolidated financial statements and schedules of the Company incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

New York, New York
May 31, 2000